UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 20, 2013

T. Rowe Price Group, Inc.
(Exact name of registrant as specified in its charter)

Maryland	033-07012-99	52-2264646
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
100 East Pratt Street, Baltimore, Maryland 21202

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (410) 345-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(d) On June 20, 2013, former United States Senator Olympia J. Snowe was elected to serve on the Board of Directors (the “Board”) of T. Rowe Price Group, Inc. (the “Company”) and as a member of its Executive Compensation Committee. Senator Snowe is currently chairman and chief executive officer of Olympia Snowe, LLC, a policy and communications consulting firm, and a senior fellow at the Bipartisan Policy Center, where she serves on its board of directors and co-chairs its Commission on Political Reform. Senator Snowe served in the United States Senate from 1995-2013 and as a Member of the U.S. House of Representatives from 1979-1995. During her career in the Senate, she served as chair and then ranking member of the Senate Committee on Small Business and Entrepreneurship, and as a member of the Senate Finance, Commerce, and Intelligence Committees.
She also serves on the National Advisory Board of the National Institute of Civil Discourse, and is a member of the Campaign to Fix the Debt's bipartisan Congressional Fiscal Leadership Council.
Senator Snowe holds a degree in political science from the University of Maine and has received honorary doctorate degrees from Bowdoin College, Bates College, Colby College, University of Maine, University of Delaware, Northeastern University, and University of New Hampshire School of Law, among others.
On June 20, 2013, in connection with her appointment to the Board and pursuant to the Company’s 2007 Non-Employee Director Equity Plan, the Company will grant Senator Snowe 4,200 restricted shares that vest on June 20, 2014.

There is no arrangement or understanding between Senator Snowe and any other person pursuant to which she was selected as a director. Senator Snowe does not have any family relationship with any director, executive officer or person nominated or chosen by the Company to become a director or an executive officer. The Board has determined that Senator Snowe is an independent director under applicable Nasdaq rules.

Section 9 – Financial Statements and Exhibits
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.
99.1    Press release dated June 20, 2013.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
T. Rowe Price Group, Inc.
By: /s/ Kenneth V. Moreland
Kenneth V. Moreland
Vice President, Chief Financial Officer and Treasurer
Date: June 20, 2013